Filed Pursuant to Rule 424(b)(7)
Registration No. 333-266020

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated July 5, 2022)

EARTHSTONE ENERGY, INC.

19,417,476 Shares of Class A common stock

This prospectus supplement No. 3 (this “Prospectus Supplement”) supplements and amends the prospectus of Earthstone Energy, Inc. (“Earthstone”) dated July 5, 2022 filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended, as supplemented by prospectus supplement No. 1 dated September 29, 2022 and prospectus supplement No. 2 dated May 5, 2023 (Prospectus Supplement No. 2, and collectively, the “Prospectus”). Pursuant to the Prospectus, this Prospectus Supplement relates to the offer and sale from time to time by the selling stockholders named therein of Earthstone’s Class A common stock, par value $0.001 per share (the “Class A common stock”). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

The purpose of this Prospectus Supplement is solely to supplement and amend the selling stockholders table set forth in Prospectus Supplement No. 2 to reflect corrections to information provided by certain Selling Stockholders previously identified in the Prospectus.

The shares offered in the Prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 1 of the Prospectus or incorporated by reference therein in determining whether to purchase our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is May 10, 2023.

This Prospectus Supplement is being filed to supplement and amend certain information under the section entitled “SELLING STOCKHOLDERS” as of May 4, 2023, which begins on page 8 of the Prospectus. This Prospectus Supplement does not impact any other selling stockholders identified in the Prospectus and is being filed solely to correct the information set forth below.

The table in the section entitled “SELLING STOCKHOLDERS” of the Prospectus is hereby amended by deleting the following row:

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage (1)
Mark Whitley	40,711	*	40,711	-	-

The table in the section entitled “SELLING STOCKHOLDERS” of the Prospectus is hereby amended by revising the following rows and related footnotes:

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage (1)
Martin Emery	40,711	*	40,711	-	-
Mike Middlebrook	59,508	*	59,508	-	-
Ontario Teachers’ Pension Plan Board(3)	390,587	*	390,587	-	-
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*    Represents less than one percent.

(1)The percentage is based upon 106,197,674 shares of Class A common stock issued and outstanding as of May 4, 2023.

(3)Consists of 390,587 shares of Class A common stock held of record by Ontario Teachers’ Pension Plan Board, or OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Zvi Orvitz and Romeo Leemrijgse the authority to implement disposition decisions with respect to the shares of our Class A common stock that are held by or may be acquired by OTPP; however, approval of such decisions are made by senior personnel within the capital markets group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by OTPP in accordance with internal proxy voting guidelines. As such, each of Zvi Orvitz and Romeo Leemrijgse expressly disclaims beneficial ownership of the shares of Class A common stock that are held by or may be acquired by OTPP. The business address of the OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.